Exhibit 99.1

[LOGO OF TRIMERIS]	[LOGO OF ROCHE]

Contact:	Roche Group Media Office
Basel, Switzerland
+41-61-688 88 88

Contact:	Robin Fastenau, Trimeris, Inc.
Durham, N.C.
(919) 419-6050

Following the Successful Development of FUZEON®, Roche and Trimeris Sign Research Agreement to Develop Next Generation of HIV Fusion Inhibitors

BASEL, SWITZERLAND and DURHAM, N.C. (Jan. 5, 2004) – Roche and Trimeris, Inc. (Nasdaq: TRMS) today announced that they have signed an extended research agreement to discover, develop and commercialize the next generation of HIV fusion inhibitors. This agreement affirms Roche and Trimeris’ commitment to developing the next generation of fusion inhibitors to meet the future needs of HIV-infected patients.

The joint research agreement announced today expands upon a successful worldwide partnership that has been in place since 1999 and has already brought FUZEON® (enfuvirtide), the world’s first fusion inhibitor, to market. FUZEON is the pioneer of the fusion inhibitor class and the first innovation in HIV treatment since 1996. Through twenty-four weeks, treatment-experienced patients using FUZEON have been shown to be twice as likely to achieve undetectable levels of HIV (less than 400 copies/mL of blood) compared to patients on a regimen without FUZEON (37 percent vs. 16 percent).

The research agreement will focus on the investigation of improved formulation and delivery technologies to enable less frequent administration of peptide fusion inhibitors and the discovery of new peptides with enhanced efficacy and resistance profiles. Due to challenges in achieving the desired technical profile of the current formulation of the investigational compound T-1249, Roche and Trimeris have decided to put the early stage clinical program of T-1249 on hold.

“We are fully committed to FUZEON, the first HIV fusion inhibitor which is now readily available for treatment-experienced HIV patients, and to developing the next generation of fusion inhibitors as follow on compounds, as rapidly and as rigorously as possible,” said Dr. David Reddy, Roche HIV Franchise Leader.

“Trimeris is excited about expanding the research agreement with Roche which widens the prospects of developing future generations of improved peptide fusion inhibitors for patients with HIV,” said Dr. Dani Bolognesi, co-founder and CEO, Trimeris. “The research agreement Roche and Trimeris are announcing today also provides the opportunity to pursue improved formulations and delivery technologies which may be applicable to FUZEON, T-1249 and future peptide fusion inhibitors.”

Conference Call

Trimeris will host a conference call today, January 5, at 6:00 p.m. Eastern Time. To access the live call, please dial (800) 399-8403 (U.S.) or (706) 634-6565 (international). Telephone replay is available approximately two hours after the call through 11:59 p.m. Eastern Time, January 7, 2004. To access the replay, please call (800) 642-1687 (U.S.) or (706) 645-9291 (international). The conference ID number is 4793752. The information provided on the teleconference is only accurate at the time of the conference call, and Trimeris will take no responsibility for providing updated information. A live webcast of our conference call will be available at http://www.trimeris.com and archived for replay until February 3, 2004.

Facts About FUZEON

FUZEON, co-developed by Roche and Trimeris (Nasdaq: TRMS), was granted accelerated approval on the basis of 24-week data by the U.S. Food and Drug Administration in March, and is also approved in the European Union, Switzerland and Canada. FUZEON leads the first new class of anti-HIV drugs to be introduced in seven years. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON.

TORO Study Design

TORO 1 [T-20 (FUZEON) vs. Optimized Regimen Only] and TORO 2 are randomized, open-label trials that enrolled approximately 1,000 HIV-1 infected patients at 112 centers internationally. Patients were treatment-experienced and/or had documented resistance to each of the other three classes of anti-HIV drugs. At entry, resistance testing and patient treatment history were used together to aid in the selection of an individualized regimen of three to five anti-HIV drugs for each patient. After selection of the regimen, patients were randomized 2:1 to receive either the regimen in combination with FUZEON (FUZEON arm) or the individualized regimen alone (control arm). At baseline, patients had a median HIV RNA level of more than 5.0 log10 copies/mL, a median CD4 cell count of less than 100 cells/mm3, and had been treated with anti-HIV drugs for an average of seven years.

FUZEON Indication and Safety

FUZEON (enfuvirtide) in combination with other antiretroviral agents is indicated for the treatment of HIV-1 infection in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts in controlled studies of FUZEON of 24 weeks’ duration.

Subjects enrolled were treatment-experienced adults; many had advanced disease. There are no studies of FUZEON in antiretroviral-naive patients. There are no results from controlled trials evaluating the effect of FUZEON on clinical progression of HIV-1. Patients may still develop resistance to FUZEON.

Injection Site Reactions (ISRs) as reported at 24 weeks: ISRs are the most common adverse events associated with FUZEON. ISRs occurred in 98% of patients studied and 3% discontinued FUZEON due to ISRs. Signs/symptoms may include pain and discomfort, induration, erythema, nodules and cysts, pruritus, and ecchymosis. Nine percent of patients had local reactions that required analgesics or limited usual activities.

Pneumonia: An increased rate of bacterial pneumonia was observed in subjects treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. Patients with HIV infection should be carefully monitored for signs and symptoms of pneumonia. Risk factors for pneumonia included low initial CD4 cell count, high initial viral load, intravenous drug use, smoking and a prior history of lung disease.

Hypersensitivity Reactions: Hypersensitivity reactions have been associated with FUZEON therapy and may recur on rechallenge. Hypersensitivity reactions have included individually and in combination: rash, fever, nausea and vomiting, chills, rigors, hypotension and elevated serum liver transaminases. Other adverse events that may be immune mediated and have been reported in subjects receiving FUZEON include primary immune complex reaction, respiratory distress, glomerulonephritis and Guillain-Barre syndrome.

Other Adverse Events: The events most frequently reported in patients receiving FUZEON plus an optimized background regimen were diarrhea (26.8%), nausea (20.1%) and fatigue (16.1%). These events were seen at a lower incidence than in patients receiving an optimized background regimen without FUZEON: diarrhea (33.5%), nausea (23.7%) and fatigue (17.4%). This list of side effects is not complete because FUZEON is still being studied.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Headquartered in Basel, Switzerland, Roche is one of the world’s leading innovation-driven healthcare groups. Its core businesses are pharmaceuticals and diagnostics. Roche is number one in the global diagnostics market and is the leading supplier of pharmaceuticals for cancer and a leader in virology and transplantation. As a supplier of products and services for the prevention, diagnosis and treatment of disease, the Group contributes on a broad range of fronts to improving people’s health and quality of life. Roche employs roughly 65,000 people in 150 countries. The Group has alliances and research and development agreements with numerous partners, including majority ownership interests in Genentech and Chugai.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S. and European Union, is the first in a class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about Trimeris’ financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “anticipate”, “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC.